EXHIBIT 10.1
EXECUTION COPY

EMPLOYMENT AGREEMENT

 THIS EMPLOYMENT AGREEMENT dated as of September 8, 2011 between DONALD JONES, residing at _______________ (“Executive”), and FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation having its principal office at 6255 Sunset Boulevard, Hollywood, CA 90028 (“Company”).

 WHEREAS, the Company desires to employ Executive as its President and Chief Operating Officer, and Executive desires to be employed by the Company as its President and Chief Operating Officer, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Executive.

 IT IS AGREED:

1.           Employment, Duties and Acceptance.

1.1.           General.  During the Term (as defined herein), the Company shall employ Executive as its President and Chief Operating Officer.  All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors (the “Board”) and its Chief Executive Officer.  Executive shall report directly to the Chief Executive Officer of the Company.  The Board or the Chief Executive Officer may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director and/or officer, as are consistent with Executive’s status as President and Chief Operating Officer.

1.2.           Full-Time Position.  Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder.  Notwithstanding the foregoing, nothing herein shall be construed as preventing Executive from (A) serving on corporate, civic or charitable boards or committees consistent with the Company’s conflict of interest policies and corporate governance guidelines in effect from time to time, but in no event shall Executive serve on more than two (2) such boards and committees without Board approval, (B) delivering lectures or fulfilling speaking engagements with the prior approval of the Chief Executive Officer or (C) making and supervising his personal investments, so long as such activities listed in (A) through (C) above do not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 6.4 hereof.

1.3.           Location.  Executive shall be based in New England.  Executive shall undertake such travel, within or outside the United States, as is reasonably necessary in the interests of the Company, as determined in the sole discretion of the Chief Executive Officer of the Company.

2.           Term.  The term of Executive’s employment hereunder commenced as of August 22, 2011 and shall continue for a period of two (2) years until August 22, 2013 (“Term”), unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive.  Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, Executive’s employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that Executive’s employment will be on an “at will” basis and the provisions of Section 4.4 shall no longer be in effect.

3.           Compensation and Benefits.

3.1.           Base Salary.  The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $350,000, with such increases as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board (“Committee”).  Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2.           Bonuses.

   (a)           Incentive Bonus.  In addition to Base Salary, for each of the fiscal years ending July 28, 2012, July 27, 2013 and July 26, 2014, Executive shall be eligible to earn a target annual incentive bonus of up to fifty percent (50%) of Executive’s Base Salary (“Incentive Bonus”), which shall be based on the Company and Executive achieving goals and objectives established by the Chief Executive Officer and approved by the Committee for each fiscal year.  The Incentive Bonus payable to Executive, if any, for the fiscal year ending July 26, 2014 shall be prorated to compensate Executive for the period from July 28, 2013 to August 22, 2013.  Any amounts due under this Section 3.2 shall be payable to the Executive in accordance with the terms of an annual bonus plan approved by the Committee.

   (b)           Discretionary Bonus.  Executive shall be eligible to receive from time to time, upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the Committee, at its discretion, deems appropriate.

3.3.           Benefits.

   (a)           Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, but not limited to, medical, dental, short and long-term disability, employee life, group life and accidental death insurance plans and programs) and all savings and retirement plans in accordance with the terms and conditions of such plans, policies and programs maintained by the Company for its senior executives.

   (b)           Provided that Executive is eligible for life insurance, the Company will maintain a life insurance policy on the life of Executive which will provide a death benefit to Executive’s beneficiary in the amount of $1,000,000.  During the Term, the Company will pay up to $5,000 per year for the cost of the annual premium and Executive will pay the balance of the annual premium.  Notwithstanding the foregoing, Executive hereby acknowledges that the cost of premiums paid by the Company for such life insurance policy will be considered taxable income for Executive in the year paid by the Company and will be reported by the Company to the Internal Revenue Service as taxable income.

   (c)           During the Term, the Company will, at its own cost and expense, maintain a disability insurance policy which will provide a non-taxable benefit of up to $10,000 per month payable to Executive until Executive attains the age of 64.  Notwithstanding the foregoing, Executive hereby acknowledges that the cost of premiums paid by the Company for such disability insurance policy will be considered taxable income for Executive in the year paid by the Company and will be reported by the Company to the Internal Revenue Service as taxable income.

3.4.           Vacation.  Executive shall be entitled to four (4) weeks of paid vacation during each calendar year and to a reasonable number of other days off for religious and personal reasons in accordance with the Company’s policies and procedures applicable to senior executives of the Company.

3.5.           Expenses.  The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.6.           Stock Options.

   (a)           As additional compensation for Executive entering into this Agreement and agreeing to be bound by its terms and for the services to be rendered by Executive hereunder, the Company hereby grants to Executive a ten-year non-qualified option (“Option”) to purchase 150,000 shares of the Company’s common stock, $.01 par value (“Common Stock”) under the Company’s 2010 Long-Term Incentive Equity Plan (“Plan”).

   (b)           The Option shall be evidenced by a Stock Option Agreement, dated the date of this Agreement (“Grant Date”), in the form attached hereto as Exhibit A.  The Option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date.  Except as otherwise provided in the Stock Option Agreement, the Option will vest in two equal annual installments of 75,000 shares on each of August 22, 2012 and August 22, 2013.  The Option shall expire on the day immediately preceding the tenth anniversary of the Grant Date, subject to earlier termination as provided in the Stock Option Agreement.

3.7.           Stock Grant.  The Company hereby grants to Executive an aggregate of 80,000 shares of restricted stock under the Plan (“Stock Grant”), which shall be evidenced by a Restricted Stock Agreement, dated the Grant Date, in the form attached hereto as Exhibit B.  The shares of Common Stock associated with the Stock Grant shall vest in equal two annual installments of 40,000 shares on each of August 22, 2012 and August 22, 2013, provided that Executive is employed by the Company on each such date.

4.           Termination.

4.1.       Death.  If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2.       Disability.  The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for ninety (90) consecutive calendar days in any consecutive twelve calendar month period.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

4.3.       By Company for “Cause”.  The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.”  As used herein, “Cause” shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to carry out specific directions of the Board or the Chief Executive Officer which are of a material nature and consistent with Executive’s then current status with the Company, or the refusal, or failure resulting from the lack of good faith efforts, by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in Executive’s relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive knowingly making a material misstatement or omission, or knowingly committing a material improper act, for Executive’s personal benefit); or (d) the conviction of Executive of any felony or any crime involving an act of moral turpitude.  Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company.  Upon such termination, the Company shall pay to executive the amount set forth in Section 4.6(c).

4.4.       By Employee for “Good Reason”.  The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior express written consent:  (a) a substantial and material breach of this Agreement by the Company; (b) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (c) a material and adverse change in Executive’s compensation and benefits described in Section 3 of this Agreement with which Executive disagrees.  Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

4.5.       By Company Without “Cause”.  The Company may terminate Executive’s employment hereunder without “Cause”.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

4.6.       Compensation Upon Termination.

   (a)           Payment Upon Death.  In the event that Executive’s employment is terminated pursuant to Section 4.1, the Company shall no longer be under any obligation to Executive or Executive’s legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Incentive Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, prorated by multiplying the full amount of the Incentive Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks), which Incentive Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures (“Pro-Rated Bonus”), (iii) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements and (v) all accrued but unused vacation pay.

   (b)           Payment Upon Disability.  In the event that Executive’s employment is terminated pursuant to Section 4.2, the Company shall no longer be under any obligation to Executive or Executive’s legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures, (iii) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements; and (v) all accrued but unused vacation pay.

   (c)           Payment Upon Termination by the Company For “Cause”.  If the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except the Company shall pay to Executive the Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

   (d)           Payment Upon Termination by Company Without Cause, by Executive for “Good Reason” or Following Expiration of Term.  In the event that Executive’s employment is terminated pursuant to Section 4.4 or 4.5, or if the Company does not continue Executive’s employment at the end of the Term and thereafter upon terms substantially similar to the terms of this Agreement (excluding the commitment to offer employment for a specified term), then (i) the Company will pay Executive (A) all earned and previously approved but unpaid Incentive Bonuses and other discretionary bonuses, if any; (B) all valid expense reimbursements; and (C) all accrued but unused vacation pay, and, provided Executive enters into a fully effective Release Agreement in the form prescribed by the Company, (ii) the Company will pay, in the manner set forth below, as severance to Executive, an amount equal to sum of: (A) the Base Salary due Executive pursuant to Section 3.1 hereof to be paid in accordance with customary payroll procedures for a period of: three (3) months from the date of termination if such date is prior to January 31, 2012; four (4) months from the date of termination if such date is between February 1, 2012 and August 22, 2012; or six (6) months from the date of termination if such date is after August 22, 2012; and (B) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures.

4.7.           Resignation as Director Upon Termination of Employment.  If Executive’s employment hereunder is terminated for any reason, and Executive is serving as a director of the Company or any of its subsidiaries at the time of termination, then Executive shall, at the Company’s request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

5.           Executive Indemnity.  The Company agrees to indemnify Executive and hold Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company or Executive’s service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests).  Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent Executive (at the Company’s expense) if Company counsel would have a “conflict of interest” in representing both the Company and Executive.  The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith.  The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

6.           Protection of Confidential Information; Non-Solicitation.

6.1.           Acknowledgement.  Executive acknowledges that:

  (a)           As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 6 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

  (b)           The Company will suffer substantial damage which will be difficult to compute if, during the period of Executive’s employment with the Company or thereafter, Executive should divulge Confidential Information.

   (c)           The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

6.2.           Confidentiality.  Executive agrees that he will not at any time, either during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company’s express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process.  If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall:  (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6.3.           Documents.  Upon termination of employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which Executive may then possess or have under Executive’s control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document Executive’s financial relationship (both past and future) with the Company.

6.4.           Non-Solicitation.  During the period commencing on the date hereof and ending on the date which is one year after the date upon which Executive’s employment hereunder is terminated, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company at any time within 180 days prior to the termination of Executive’s employment; or (ii) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company, any of its customers or other persons with whom the Company has a contractual relationship.

6.5.           Injunctive Relief.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6.2, 6.3 or 6.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Section 6.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

6.6.           Modification.  If any provision of this Section 6 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

6.7.           Survival.  The provisions of this Section 6 shall survive the termination of this Agreement for any reason.

7.           Miscellaneous Provisions.

7.1.           Notices.  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1.  All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:
Mr. Donald Jones

If to the Company:
Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard, 6th Floor
Hollywood, CA 90028
Attn: General Counsel

With a copy to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.
Fax No.: (212) 818-8881

7.2.           Entire Agreement; Waiver.  This Agreement, the Stock Option Agreement and the Restricted Stock Agreement set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements.  No provisions of this Agreement, the Stock Option Agreement or the Restricted Stock Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced.  The failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

7.3.           Governing Law.  All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

7.4.           Binding Effect; Nonassignability.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

7.5.           Severability.  Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

7.6.           Section 409A.  This Agreement is intended to comply with the provisions of Internal Revenue Code Section 409A (“Section 409A”).  To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

/s/ Donald Jones
DONALD JONES

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas J. Lynch
Thomas J. Lynch
Chief Executive Officer